UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2025

RANGE RESOURCES CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-12209	34-1312571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Throckmorton Street, Suite 1200 Fort Worth, Texas		76102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (817) 870-2601

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	RRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 2, 2025, Range Resources Corporation (“Range”) entered into an amended and restated revolving credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and other lenders and agents party thereto (the “Credit Agreement”). The Credit Agreement is initially a senior secured reserve based revolving credit facility with an aggregate maximum principal amount of $4.0 billion, a borrowing base of $3.0 billion and total lender commitments of $2.0 billion. The new agreement has a maturity date of October 2, 2030.

The Credit Agreement is guaranteed by all current and any future material domestic subsidiaries of Range. The agreement provides for the issuance of letters of credit in an aggregate stated amount not to exceed $500 million. Additionally, upon the receipt of an investment grade rating from either Moody’s Investors Service, Inc., or Standard & Poor’s Ratings Services, Range may elect to release collateral securing the facility and forego adding future guarantors (the “Investment Grade Period”).

Range can make borrowings under the credit facility at (i) an Alternate Base Rate, plus a margin ranging from 0.75% to 1.75% during a non-Investment Grade Period and from 0.125% to 0.75% during an Investment Grade Period or (ii) for interest period loans, at a Term SOFR Rate, plus a margin ranging from 1.75% to 2.75% during a non-Investment Grade Period and from 1.125% to 1.75% during an Investment Grade Period. The undrawn portion of the total commitments will be subject to a commitment fee ranging from 0.375% to 0.50% during a non-Investment Grade Period and from 0.125% to 0.25% during an Investment Grade Period. During a non-Investment Grade Period, the applicable margin and commitment fee are dependent upon borrowings relative to the then-effective available borrowing base, whereas during an Investment Grade Period the applicable margin and commitment fees are determined by the highest credit rating. During a non-Investment Grade Period, the borrowing base will be redetermined by the lenders annually, if the available borrowing base exceeds the total lender commitments by $1.0 billion or more (the “Contingency”), or semi-annually, if the Contingency is not met, beginning May 1, 2026, and at certain other times as permitted under the Credit Agreement. Range and the lenders may each request one unscheduled borrowing base redetermination between each scheduled redetermination, as well as a redetermination in connection with a material acquisition. The borrowing base may be automatically reduced by certain divestitures or upon cancellation of certain hedging positions.

The Credit Agreement contains customary financial and non-financial covenants. Range must maintain (a) a ratio of Consolidated Funded Debt to Consolidated EBITDAX either (i) during an Investment Grade Period if Range has both (1) a senior unsecured debt rating from Moody’s of Baa3 or better and (2) a long-term issuer rating from S&P of BBB- or better, less than or equal to 4.25 to 1.0 or (ii) otherwise, less than or equal to 3.75 to 1.0 and (b) a ratio of Consolidated Current Assets to Consolidated Current Liabilities greater than or equal to 1.0 to 1.0.

In addition, the Credit Agreement contains various covenants that limit, among other things, Range’s ability to: incur indebtedness; grant liens; engage in certain mergers, consolidations, liquidations and dissolutions; engage in certain sales of assets; make distributions and dividends; enter into transactions with affiliates; and make certain acquisitions and investments. The Credit Agreement allows Range to hedge up to 90% of its Projected Volume.

If an event of default exists under the Credit Agreement, the lenders will be able to accelerate the maturity of the credit facility and exercise other rights and remedies. An event of default includes, among other things: nonpayment of principal when due; nonpayment of interest, fees or other amounts (subject to a five-day grace period); material inaccuracy of representations and warranties; violation of covenants; cross-default to certain debt beyond any applicable grace period; bankruptcy events; certain ERISA events; certain judgments; and a change in control.

During any non-Investment Grade Period, the Credit Agreement will be secured by sufficient mortgages on Range’s oil and gas properties such that the PV-9 of mortgaged properties represent at least 180% of total lender commitments. In addition, the Credit Agreement is secured by a pledge of the equity interests in Range’s Restricted Subsidiaries, and a security interest granted in substantially all of the other assets of Range and any subsidiary guarantors.

The preceding summary of the material terms of the Credit Agreement is qualified in its entirety by the full text of the Credit Agreement, which is filed herewith as Exhibit 10.1. In the event of any discrepancy between the preceding summary and the text of the Credit Agreement, the text of the Credit Agreement shall control.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits
Exhibit No.	Description
10.1*

Eighth Amended and Restated Credit Agreement, dated October 2, 2025, among Range Resources Corporation, as borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and Letter of Credit Issuer, and each other Letter of Credit Issuer or Lender from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Range agrees to furnish to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGE RESOURCES CORPORATION

By:	/s/ Mark S. Scucchi
Mark S. Scucchi
Executive Vice President and Chief Financial Officer

Date: October 2, 2025